Exhibit (10)(d)
PARKER-HANNIFIN CORPORATION
CHANGE IN CONTROL SEVERANCE AGREEMENT
THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”), dated as of the ____ day of ____________, ____, is entered into by and between Parker-Hannifin Corporation (the “Company”) and ___________________________________ (the “Executive”).
W I T N E S S E T H
WHEREAS, the Company considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its stockholders; and
WHEREAS, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 1) may arise and that such possibility may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure the Executive’s continued services and to ensure the Executive’s continued and undivided dedication to his duties in the event of any threat or occurrence of a Change in Control (as defined in Section 1); and
WHEREAS, the Board has authorized the Company to enter into this Agreement.
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:
1.Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)
“Affiliated Group” means the Company and all entities with which the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) of the Code, for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3) of the Code, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

(b)	“Board” means the Board of Directors of the Company.

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(c)	“Bonus” means the annual bonuses payable pursuant to the RONA Plan and the Target Incentive Program, except to the extent determined by the Company to be extraordinary.

(d)	“Cause” means:

(i)
a material breach by the Executive of the duties and responsibilities of the Executive (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or

(ii)
the commission by the Executive of a felony involving moral turpitude. The determination of Cause shall be made by the Board. Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by three-quarters ( 3/4) of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth in this Section 1(d) and specifying the particulars thereof in detail. The Company must notify the Executive that it believes Cause has occurred within ninety (90) days of its knowledge of the event or condition constituting Cause or such event shall not constitute Cause under this Agreement. For purposes of clause (i) above, any act, or failure to act, by the Executive based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(e)	“Change in Control” means the occurrence of one of the following events:

(i)
any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following situations: (A) an acquisition by the Company or any Subsidiary; (B) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (C) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) a Non-Control Transaction (as defined in paragraph (iii)); (E) any acquisition by the Executive or any group of persons (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) including the Executive (or any entity in which the Executive or a group of persons

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including the Executive, directly or indirectly, holds a majority of the voting power of such entity’s outstanding voting interests); or (F) the acquisition of Company Voting Securities from the Company, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (i);

(ii)
individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided, that any person becoming a director subsequent to the beginning of such twenty-four (24) month period, whose election, or nomination for election, by the Company’s shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

(iii)
the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise (a “Business Combination”), unless (A) immediately following such Business Combination: (1) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”) or, if applicable, the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (3) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at

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the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (a “Non-Control Transaction”) or (B) the Business Combination is effected by means of the acquisition of Company Voting Securities from the Company, and a majority of the Board approves a resolution providing expressly that such Business Combination does not constitute a Change in Control under this paragraph (iii); or

(iv)
the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.
Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment is terminated prior to a Change in Control, and the Executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) (such a termination of employment an “Anticipatory Termination”), then for all purposes of this Agreement except with respect to benefits under Sections 2(a)(i)(B) and 2(d)(ii) that constitute nonqualified deferred compensation subject to Section 409A of the Code, the date immediately prior to the date of such Anticipatory Termination shall be deemed to be the date of a Change in Control.

(f)	“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, and regulations or other guidance issued thereunder.

(g)	“Company” means Parker-Hannifin Corporation, an Ohio corporation.

(h)	“Corporate Change 409A Event” means the occurrence of one of the following events:

(i)
A change in ownership of the Company, which occurs on the date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company. Notwithstanding the foregoing, if any one person or group is considered to own more than 50% of the total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the Company or a change in the effective control of the Company

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(within the meaning of Section 1(h)(ii) of this Agreement). Notwithstanding the foregoing, a Corporate Change 409A Event shall not be deemed to occur solely because any person acquires ownership of more than 50% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Corporate Change 409A Event would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Corporate Change 409A Event shall then occur.

(ii)	A change in effective control of the Company, which occurs on either of the following dates:

(A)
The date that any one person or more than one person acting as a group (within the meaning of the Regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the Company possessing 30% or more of the total voting power of the Company. Notwithstanding the foregoing, if any one person or group is considered to own 30% or more of total voting power of the stock of the Company, the acquisition of additional stock by the same person or group is not considered to cause a change in the effective control of the Company or a change in ownership of the Company (within the meaning of Section 1(h)(i) of this Agreement). Notwithstanding the foregoing, a Corporate Change 409A Event shall not be deemed to occur solely because any person acquires ownership of more than 30% of the total voting power of the stock of the Company as a result of the acquisition by the Company of stock of the Company which, by reducing the number of shares outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Corporate Change 409A Event would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company’s acquisition such person becomes the beneficial owner of additional stock of the Company that increases the percentage of outstanding shares of stock of the Company owned by such person, a Corporate Change 409A Event shall then occur.

(B)
The date that a majority of the Company’s Board is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the Board prior to the date of such appointment or election.

(iii)	a change in the ownership of a substantial portion of the Company’s assets, which occurs on the date that any one person or more than one person acting as a group

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(within the meaning of the regulations under Section 409A of the Code) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets that have a total gross fair market value equal to or more than 65% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. The gross fair market value of assets shall be determined without regard to liabilities associated with such assets. Notwithstanding the foregoing, a transfer of assets shall not result in a change in ownership of a substantial portion of the Company’s assets if such transfer is to (a) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (b) an entity 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (c) a person or group (within the meaning of the regulations under Section 409A of the Code) that owns, directly or indirectly, 50% or more of the total value or voting power of the stock of the Company, or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly by a person or group described in Section 1(h)(iii)(c) of this Agreement.
Notwithstanding Sections 1(h)(i), 1(h)(ii)(a) and 1(h)(iii) above, the consummation of a Business Combination shall not be deemed a Corporate Change 409A Event if, immediately following such Business Combination: (a) more than 50% of the total voting power of the Surviving Corporation resulting from such Business Combination or, if applicable, the Parent Corporation of such Surviving Corporation, is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (b) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (c) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Company’s Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.
Notwithstanding the foregoing, an acquisition of stock of the Company described in Section 1(h)(i) or 1(h)(ii)(a) above shall not be deemed to be a Corporate Change 409A Event by virtue of any of the following situations: (a) an acquisition by the Company or any Subsidiary; (b) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (c) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; or (d) the acquisition of stock of the Company from the Company.

(i)
“Date of Termination” means the date of the Executive’s separation from service with the Company, within the meaning of Section 1.409A-1(h) of the Regulations; provided, that in applying Section 1.409A-1(h)(ii) of the Regulations, a separation from service shall be

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deemed to occur if the Company and the Executive reasonably anticipate that the level of bona fide services the Executive will perform for the Affiliated Group after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Executive for the Affiliated Group (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services performed for the Affiliated Group if the Executive has been providing services to the Affiliated Group for less than 36 months). In the event of a disposition of assets by the Company to an unrelated person, the Company reserves the discretion to specify (in accordance with Section 1.409A-1(h)(4) of the Regulations) whether the Executive, if the Executive would otherwise experience a separation from service with the Company as part of the disposition of assets, will be considered to experience a separation of service for purposes of Section 1.409A-1(h) of the Regulations.

(j)
“Disability” means the condition whereby the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under any accident and health plan covering employees of the Company. The Company, in its complete and sole discretion, shall determine the Executive’s Disability. The Company may require that the Executive submit to an examination on an annual basis, at the expense of the Company, by a competent physician or medical clinic selected by the Company to confirm Disability. On the basis of such medical evidence, the determination of the Company as to whether or not a condition of Disability exists or continues shall be conclusive.

(k)	“Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

(i)
the assignment to the Executive of any duties (including a diminution of duties) inconsistent in any adverse respect with the Executive’s position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control;

(ii)	an adverse change in the Executive’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control;

(iii)
any removal or involuntary termination of the Executive from the Company otherwise than as expressly permitted by this Agreement or any failure to re-elect the Executive to any position with the Company held by the Executive immediately prior to such Change in Control;

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(iv)	a reduction by the Company in the Executive’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(v)
any requirement of the Company that the Executive (A) be based anywhere more than twenty-five (25) miles from the facility where the Executive is located at the time of the Change in Control or (B) travel on Company business to an extent substantially more burdensome than the travel obligations of the Executive immediately prior to such Change in Control;

(vi)
the failure of the Company to (A) continue in effect any employee benefit plan or compensation plan in which the Executive is participating immediately prior to such Change in Control, or the taking of any action by the Company which would adversely affect the Executive’s participation in or reduce the Executive’s benefits under any such plan (including the failure to provide the Executive with a level of discretionary incentive award grants consistent with the past practice of the Company in granting such awards to the Executive during the three-Year period immediately preceding the Change in Control), (B) provide the Executive and the Executive’s dependents with welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and dismemberment and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Group in effect for the Executive immediately prior to such Change in Control, (C) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and the Affiliated Group in effect for the Executive immediately prior to such Change in Control, or (D) provide the Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and the Affiliated Group as in effect for the Executive immediately prior to such Change in Control, unless in the case of any violation of (A), (B) or (C) above, the Executive is permitted to participate in other plans, programs or arrangements which provide the Executive (and, if applicable, the Executive’s dependents) with no less favorable benefits at no greater cost to the Executive; or (vii) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 10(b).

For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by an Executive shall not constitute Good Reason. The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacitation due to mental or physical illness and the Executive’s continued employment shall not constitute consent to or a waiver of rights with respect to any event or condition constituting Good Reason. The Executive must provide notice of termination within ninety (90) days of his knowledge of an event or condition constituting Good Reason hereunder or such event shall not constitute Good Reason hereunder. A

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transaction which results in the Company no longer being a publicly traded entity shall not in and of itself be treated as Good Reason unless and until one of the events or conditions set forth in Sections 1(k)(i) through (vii) occurs.
Any event or condition described in Sections 1(k)(i) through (vi) which occurs prior to a Change in Control, but was at the request of a Third Party, shall constitute Good Reason following a Change in Control for purposes of this Agreement (as if a Change in Control had occurred immediately prior to the occurrence of such event or condition) notwithstanding that it occurred prior to the Change in Control.

(l)
“Nonqualifying Termination” means the Executive’s separation from service (within the meaning of Section 1.409A-1(h) of the Regulations and Section 1(i) of this Agreement) (i) by the Company for Cause, (ii) by the Executive for any reason other than Good Reason, (iii) as a result of the Executive’s death, or (iv) as a result of the Executive’s Retirement.

(m)
“Projected Bonus Amount” means, with respect to any Year, the greater of (i) the Executive’s Target Bonus Amount for such Year; or (ii) to the extent calculable after at least one calendar quarter of the Year, the Bonus the Executive would have earned in the Year in which the Executive’s Date of Termination occurs had the Company’s financial performance through the end of the fiscal quarter immediately preceding the Date of Termination continued throughout said Year (the “Earned Bonus Amount”).

(n)	“Regulations” means regulations issued under Section 409A of the Code. Reference to any section of the Regulations shall be read to include any amendment or revision of such Regulation.

(o)
“Retirement” means the Executive’s mandatory retirement (not including any mandatory early retirement) in accordance with the Company’s retirement policy generally applicable to its salaried employees, as in effect immediately prior to the Change in Control, or in accordance with any retirement arrangement established with respect to the Executive with the Executive’s written consent.

(p)	“RONA Plan” means the Company’s Return on Net Assets Plan, or any successor thereto.

(q)	“Specified Employee” means a person designated from time to time as such by the Company pursuant to Section 409A(a)(2)(B)(i) of the Code and the Company’s policy for determining specified employees.

(r)
“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity.

(s)	“Target Bonus Amount” means, with respect to any Year, the Executive’s target Bonus for such Year.

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(t)	“Target Incentive Program” means the Company’s Target Incentive Program, or any successor thereto.

(u)	“Termination Period” means the period of time beginning with a Change in Control and ending three (3) years following such Change in Control.

(v)	“Year” means the fiscal year of the Company.
2.    Payments Upon Termination of Employment.

(a)
If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then, subject to Sections 2(g) and 2(h), the Company shall pay to the Executive (or the Executive’s Beneficiary (as defined in Section 9(c)) or estate), within five (5) days following the Date of Termination, as compensation for services rendered to the Company:

(i)
A lump-sum cash amount equal to the sum of: (A) the Executive’s base salary from the Company and its Subsidiaries through the Date of Termination and any outstanding Bonus or long-term bonus awards for which payment is due and owing at such time, (B) any compensation previously deferred by the Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) (the “Deferred Amount”), (C) any accrued vacation pay, and (D) to the extent not provided under the Company’s Bonus plans, a pro-rata portion of the Executive’s Projected Bonus Amount for the Year in which the Executive’s Date of Termination occurs, in each case to the extent not theretofore paid. Notwithstanding the foregoing, in the event of an Anticipatory Termination, in lieu of the payment referred to in Section 2(a)(i)(D), the Company shall pay to the Executive (or the Executive’s Beneficiary (as defined in Section 9(c) or estate), within two and one-half (2 1/2) months after the end of the Year in which the Executive’s Date of Termination occurs, a pro-rata portion of the Bonus earned based on Company performance as certified by the Compensation and Human Resources Committee of the Board after the end of such Year; provided, however, that if a Change in Control occurs after such Anticipatory Termination and prior to such payment, payment of a pro-rata portion of the Executive’s Projected Bonus Amount shall be paid, in accordance with Section 2(a)(i)(D), within five (5) days after such Change in Control.

(ii)
A lump-sum cash amount equal to the product of: (A) the lesser of (1) two (2) and (2) the quotient resulting from dividing the number of full and partial months from the Executive’s Date of Termination until the Executive would be subject to Retirement, by twelve (12) and (B) the sum of (1) the Executive’s highest annual rate of base salary during the 12-month period immediately preceding the Date of Termination and (2) the highest of (x) the Executive’s average Bonus (annualized for any partial Years of employment) earned during the 3-Year period immediately preceding the Year in which the Date of Termination occurs (or shorter annualized period if the Executive had not been employed for the full three-Year period), (y)

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the Executive’s Target Bonus Amount for the Year in which the Change in Control occurs and (z) the Executive’s Target Bonus Amount for the Year in which the Date of Termination occurs; provided, that any amount paid pursuant to this Section 2(a)(ii) shall offset an equal amount of any severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy, or arrangement of the Company.

(b)
If during the Termination Period, the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, for a period of two (2) years (or, if lesser, the period ending on the date on which the Executive would be subject to Retirement) commencing on the Date of Termination, the Company shall continue to keep in full force and effect (or otherwise provide) all policies of medical, accident, disability and life insurance with respect to the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent (and on the same after-tax basis, with any payment required to keep the Executive in the same after-tax position made no later than the end of the calendar year in which the Executive remits the related taxes), as such policies shall have been in effect immediately prior to the Date of Termination (or, if more favorable to the Executive, immediately prior to the Change in Control), and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination.

(c)
If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Executive shall be credited with three (3) years additional age and service credit for purposes of qualifying for any retiree medical benefits programs of the Company, although receipt of such retiree medical benefits shall not commence until the Executive is otherwise eligible under the terms of the retiree medical plan. If the Executive is terminated pursuant to a Nonqualifying Termination and would have been eligible to retire under the terms and conditions of the Company’s retiree medical program as of immediately prior to the Executive’s Date of Termination (or, if more favorable to the Executive, as of immediately prior to the Change in Control), the Executive’s termination of employment shall be treated as a retirement under the Company’s retiree medical program. The retiree medical benefits (and cost) to be provided to the Executive (and the Executive’s eligible dependents) by the Company shall be no less favorable than the benefits (and cost) under the retiree medical program of the Company as of immediately prior to the Executive’s Date of Termination (or, if more favorable to the Executive, as of immediately prior to the Change in Control), and shall be provided notwithstanding any amendment to, or termination of, the Company’s retiree medical program.

(d)
If during the Termination Period the employment of the Executive shall terminate by reason of a Nonqualifying Termination or the Executive shall suffer a Disability, then, subject to Sections 2(g) and 2(h), the Company shall pay to the Executive within thirty (30) days following the Date of Termination or Disability, a cash amount equal to the sum of (i) the Executive’s base salary from the Company and its Subsidiaries through the Date of Termination or Disability and any outstanding Bonus or long-term bonus awards for which payment is due and owing at such time, (ii) any compensation previously deferred by the

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Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon), (iii) any accrued vacation pay, and (iv) in the event of a Nonqualifying Termination other than for Cause or the Executive’s Disability, to the extent not provided under the Company’s Bonus plans, a pro-rata portion of the Executive’s Earned Bonus Amount for the Year in which the Executive’s Date of Termination or Disability occurs, in each case to the extent not theretofore paid.

(e)
If subsequent to a Change in Control and the end of the Termination Period, the employment of the Executive shall be terminated by the Company (other than by reason of a Nonqualifying Termination), then, subject to Section 2(h), the Company shall pay the Executive within five (5) days following his Date of Termination a lump sum cash payment equal to the sum of (i) the Executive’s highest annual rate of base salary during the 12-month period immediately preceding the Date of Termination and (ii) the higher of (A) the Executive’s average Bonus (annualized for any partial Years of employment) earned during the 3-Year period immediately preceding the Year in which the Date of Termination occurs and (B) the Executive’s Target Bonus Amount for the Year in which the Date of Termination occurs; provided, that any amount paid pursuant to clauses (i) and (ii) of this Section 2(e) shall offset an equal amount of any severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company.

(f)
If subsequent to a Change in Control and the end of the Termination Period, the employment of the Executive shall be terminated by the Company, the Company shall pay the Executive within five (5) days following his Date of Termination a lump sum cash payment equal to: (i) the Executive’s base salary from the Company and its Subsidiaries through the Date of Termination and any outstanding Bonus or long-term bonus awards for which payment is due and owing at such time, (ii) any accrued vacation pay, and (iii) if the termination is other than for Cause, to the extent not provided under the Company’s Bonus plans, a pro-rata portion of the Executive’s Earned Bonus Amount for the Year in which the Executive’s Date of Termination occurs, in each case to the extent not theretofore paid.

(g)
Notwithstanding any of the foregoing provisions of this Section 2, (i) the amounts described in Section 2(a)(i)(B) and Section 2(d)(ii) of this Agreement shall be paid as a lump sum only if (A) the Date of Termination occurs within two years following a Corporate Change 409A Event, or (B) to the extent that payment in a lump sum is otherwise permitted by Section 409A of the Code.

(h)
Notwithstanding any of the foregoing provisions of this Section 2, in the event that the Executive is a Specified Employee upon the Date of Termination, to the extent required in order to comply with Section 409A of the Code, amounts and benefits to be paid or provided under this Agreement following the Date of Termination and not on account of the Executive’s Disability shall be paid or provided to the Executive on the first day of the seventh month following the Date of Termination.

3.    Section 280G.

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(a)
Notwithstanding any other provision of this Agreement or any other agreement or plan to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 3, be subject to the excise tax imposed under Section 4999 of the Code or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the “Net Benefit” (as defined below) to the Executive of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to the Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

(b)	Any such reduction of Covered Payments under Section 3(a) shall be made in accordance with Section 409A of the Code and the following:

(iii)	the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(iv)
all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments, (B) cancellation of accelerated vesting of equity awards (based on the reverse order of the date of grant) before reduction of welfare benefits, and (C) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(c)
All determinations required to be made under this Section 3 shall be made by such professional consulting firm engaged by the Company from time to time as its independent consultant (the “Consulting Firm”). The Consulting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and the Executive (collectively, the “Determination”). In the event that the Consulting Firm is serving as a consultant for the individual, entity or group effecting the Change in Control, the Company shall prior to the Change in Control appoint a nationally recognized public accounting firm to make the determination required under this Agreement (which accounting firm shall then be referred to as the Consulting Firm under this Agreement). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Consulting Firm shall be borne by the Company. The Determination by the Consulting Firm shall be binding upon the Company and the Executive (except as provided in Subsection (d) below).

(d)
If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that payments have been made to, or provided for the benefit of, the Executive by the Company that are in the aggregate more than the amount provided under this Section 3 (hereinafter referred

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to as an “Overpayment”), then the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7372(f)(2)(A) of the Code) from the date of the Executive’s receipt of the Overpayment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 3. In the event that it is determined: (i) by the Consulting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS; or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall promptly pay an amount equal to such Underpayment to the Executive, and in no event later than sixty (60) days following the date on which the Underpayment is determined, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment.
4.    Withholding Taxes. The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
5.    Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive within 10 years after the Date of Termination in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the prime rate of Key Bank from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive’s statement for such fees and expenses through the date of payment thereof. The Company’s reimbursement of the Executive’s legal fees and expenses pursuant to this Section 5 shall be made on or before the last day of the calendar year following the calendar year in which such legal fees and expenses are incurred. The amount of legal fees and expenses eligible for reimbursement during any calendar year shall not affect the amount of legal fees and expenses eligible for reimbursement during any other calendar year, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit.
6.    Termination of Agreement. This Agreement shall be effective on the date hereof and shall continue until the first to occur of (i) the termination of the Executive’s employment with the Company prior to a Change in Control (except as otherwise provided hereunder), (ii) a Nonqualifying Termination, (iii) the Executive’s Disability, or (iv) the Executive’s termination of employment following the Termination Period.
7.    Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its Subsidiaries, and if the Executive’s employment with the Company shall terminate prior to a Change in Control, the Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that

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notwithstanding anything herein to the contrary, any termination of the Executive’s employment following a Change in Control shall be subject to all of the benefit and payment provisions of this Agreement.
8.    Obligations of the Executive. The Executive agrees that if a Change in Control shall occur, the Executive shall not voluntarily leave the employ of the Company without Good Reason during the 90-day period immediately following a Change in Control.
9.    Successors’ Binding Obligation.

(a)
This Agreement shall not be terminated by any Business Combination or transfer of assets. In the event of any Business Combination or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or any person or entity to which the assets of the Company are transferred.

(b)
The Company agrees that concurrently with any Business Combination or transfer of assets, it will cause any successor or transferee unconditionally to assume by written instrument delivered to the Executive (or his beneficiary or estate) all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination or transfer of assets that results in a Change in Control shall constitute Good Reason hereunder and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such Business Combination or transfer of assets becomes effective shall be deemed the date Good Reason occurs, and the Executive may terminate employment for Good Reason on or following such date.

(c)
This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts (the “Beneficiary” or “Beneficiaries”) or, if no person is so appointed, to the Executive’s estate.

10.    Notice.

(a)
For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

 If to the Executive:

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If to the Company:

Parker-Hannifin Corporation
6035 Parkland Boulevard
Cleveland, Ohio 44124-4141
Attention: Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Alternatively, notice may be deemed to have been delivered when sent by facsimile or telex to a location provided by the other party hereto.

(b)
A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specify the Date of Termination (which date shall not be less than fifteen (15) nor more than sixty (60) days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

11.    Full Settlement; No Mitigation. The Company’s obligation to make any payments provided for by this Agreement to the Executive and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.
12.    Employment with Members of Affiliated Group. Employment with the Company for purposes of this Agreement shall include employment with any member of the Affiliated Group.
13.    Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

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14.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
15.    Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.
16.    Compliance with Section 409A of the Code. This Agreement will be administered in a manner consistent with all applicable requirements of the Act, Section 409A of the Code and the Regulations or other guidance thereunder and any provision in the Agreement that is inconsistent with Section 409A of the Code shall be void and without effect.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

PARKER-HANNIFIN CORPORATION:

By:	______________________________________________

EXECUTIVE:

______________________________________________
Printed: _________________________________

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